OTTER TAIL CORPORATION
2023 STOCK INCENTIVE PLAN
2026 EXECUTIVE PERFORMANCE AWARD AGREEMENT (CASH-SETTLED)
This Performance Award Agreement is between Otter Tail Corporation, a Minnesota corporation (the “Corporation”), and you, as an employee of the Corporation, effective as of the date of grant (the “Grant Date”) set forth in the attached Performance Award Certificate.
WHEREAS, the Corporation, pursuant to the Otter Tail Corporation 2023 Stock Incentive Plan (the “Plan”), wishes to grant to you the opportunity and right to receive the cash value of a specified number of the Corporation’s common shares, par value $5.00 per share (the “Shares”), subject to the terms and conditions contained in this Agreement and in the attached Performance Award Certificate, which is made a part of this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Corporation and you hereby agree as follows:
1.Performance Award. The Corporation hereby grants to you, effective as of the Grant Date, a Performance Award representing the right to receive the cash value of a specified number of Shares, as set forth in the attached Performance Award Certificate and subject to the terms and conditions set forth in this Agreement, the Performance Award Certificate and the Plan. The Performance Award, to the extent it becomes payable, shall be paid in cash.
2.Performance Period and Performance Goals. The performance period for purposes of determining whether the Performance Award will be paid shall be January 1, 2026 through December 31, 2026 (the “Performance Period”). The performance goals for purposes of determining whether, and the extent to which, the Performance Award will be paid are set forth in Exhibit 1 to this Agreement, which Exhibit is made a part of this Agreement.
3.Payment. Subject to the provisions of Sections 4 and 5 of this Agreement, the Performance Award shall be paid within 59 days after the January 15 following the end of the Performance Period after the Committee of the Corporation’s Board of Directors (the “Committee”) determines, in its discretion, whether and to what extent the performance goals have been achieved in accordance with the terms set forth in Exhibit 1 to this Agreement.
4.Forfeiture; Early Vesting. Notwithstanding the provisions of Section 3 of this Agreement, in the event your employment is terminated during the Performance Period, the Performance Award shall be immediately and irrevocably forfeited, unless such termination is by reason of your:
(a)disability (as determined under any long-term disability program then maintained by the Corporation or any of its Affiliates that is applicable to you);
(b)death;

(c)retirement (voluntary resignation at or after the earlier of (i) age 62 or (ii) your qualifying for normal or early retirement under any retirement plan of the Corporation that is applicable to you); or
(d)resignation for good reason or involuntary termination without cause that qualifies you for severance benefits under an employment agreement or severance plan applicable to you.
In the event your employment is terminated during the Performance Period for one of the reasons enumerated in clauses (a) or (b) above, you or your estate shall be entitled to receive a payment of the Performance Award based on, and assuming that, the performance goal would be achieved at the Target level, as set forth in Exhibit 1 to this Agreement. Such payment shall be made as soon as administratively feasible following your separation from service (subject to any required delay under Section 9(a)). If a payment is made pursuant to this paragraph, no payment shall be made pursuant to Section 3 of this Agreement.
In the event you retire during the Performance Period under clause (c) above, your rights under the Performance Award shall remain outstanding as if you had remained employed for the duration of the Performance Period. You shall be entitled to receive payment of the Performance Award, if any, that becomes payable under Section 3 of this Agreement following the end of the Performance Period, prorated as follows. If you retire on or before June 30 of the calendar year that includes the Grant Date, the Performance Award shall be prorated by multiplying the Performance Award by a fraction, the numerator of which shall be the number of full calendar months during the Performance Period you were so employed, and the denominator of which shall be twelve (12). If you retire after June 30 of the calendar year that includes the Grant Date, any Performance Award that becomes payable under Section 3 shall not be prorated.
In the event your employment is terminated during the Performance Period for one of the reasons enumerated in clause (d) above, your rights under the Performance Award shall remain outstanding as if you had remained employed for the duration of the Performance Period. You shall be entitled to receive payment of the Performance Award, if any, that becomes payable under Section 3 of this Agreement following the end of the Performance Period, prorated as follows. The Performance Award shall be prorated by multiplying the Performance Award by a fraction, the numerator of which shall be the number of full calendar months during the Performance Period you were so employed, and the denominator of which shall be thirty-six (36).
5.Change in Control. Notwithstanding the provisions of Section 3 of this Agreement, upon the occurrence of a Change in Control (as defined in the Plan) during the Performance Period that occurs prior to your termination of employment, you shall be entitled to receive a payment of the Performance Award based on, and assuming that, the performance goal would have been achieved at the Target level, as set forth in Exhibit 1 to this Agreement. Such payment shall be made promptly following the date of the Change in Control. If a payment is made pursuant to this Section 5, no payment shall be made pursuant to Section 3 of this Agreement. Notwithstanding the foregoing, if any payment due under Section 5 is deferred compensation subject to Section 409A of the Code, and if the Change in Control is not a “change in control event” that serves as a permissible payment event under Treasury Regulation § 1.409A-3(i)(5) or such other regulation or guidance issued under Section 409A of the Code, then the Performance Award shall vest upon the Change in Control as provided above but payment under this Section 5 shall be delayed until the earlier of (i) January 15 following the end of the Performance Period or (ii) your separation from service (subject to any additional required delay under Section 9(a)).
6.Restriction on Transfer. The Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, other than by will or the laws of descent and distribution, and no attempt to transfer the Performance Award, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the Performance Award. No transfer by will or the applicable laws of descent and distribution of the Performance Award shall be effective to bind the Corporation unless the Committee shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Committee may deem necessary to establish the validity of the transfer.
7.Payment. After the Performance Award becomes payable pursuant to Section 3, 4 or 5 hereof, and following payment of the applicable withholding taxes pursuant to Section 8 hereof, the Corporation shall promptly cause to be paid to you (or your legal representatives, beneficiaries or heirs, as the case may be) the Fair Market Value of the Shares in cash (less any shares withheld to pay withholding taxes).
8.Income Tax Matters.
(a)You acknowledge that you will consult with your personal tax advisor regarding the income tax consequences of the grant of the Performance Award, the receipt of any payment under the Performance Award and any other matters related to this Agreement. In order to comply with all applicable federal or state income tax laws or regulations, the Corporation may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are your sole and absolute responsibility, are withheld or collected from you.
(b)In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, you may elect to satisfy your federal and state income tax withholding obligations arising from payment by having the Corporation withhold a portion of the payment otherwise to be delivered equal to the amount of such taxes, provided it is not less than the applicable minimum required withholding rate and does not exceed your maximum statutory tax rate. Your election must be made on or before the date that the amount of tax to be withheld is determined.
9.Miscellaneous.
(a)Notwithstanding the foregoing, to the extent that any payment due hereunder is (i) deferred compensation subject to Section 409A of the Code (“Section 409A”), and (ii) is payable to a specified employee (as that term is defined in Section 409A), and (iii) is payable on account of the specified employee’s separation from service (as that term is defined in Section 409A), payment of any part of such amount that would have been made during the six (6) months following the separation from service shall not then be paid but shall rather be paid on the first day of the seventh (7th) month following the separation from service.
(i)For this purpose, specified employees shall be identified by the Corporation on a basis consistent with regulations issued under Section 409A, and consistently applied to all plans, programs, contracts, etc. maintained by the Corporation that are subject to Section 409A.
(ii)For this purpose “termination of employment” shall be defined as “separation from service” as that term is defined under Section 409A.
(iii)To the extent that Section 409A is applicable to this Agreement, this Agreement shall be construed and administered to comply with the rules of Section 409A. Neither the Corporation nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to any participant or any other person for any taxes, penalties, interest or like amounts that may be imposed on the participant or other person on account of any amounts under this Plan or on account of any failure to comply with any Code section.
(b)Nothing contained in this Agreement or the Plan shall confer on you any right to continue in the employ of the Corporation or any Affiliate or affect in any way the right of the Corporation or any Affiliate to terminate your employment at any time.
(c)In accordance with Section 10 of the Plan, this Performance Award is subject to recovery or other penalties under any Corporation clawback policy, as may be adopted or amended from time to time.
(d)The Corporation may, in its sole discretion, decide to deliver any documents related to this Agreement by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through any online or electronic system established and maintained by the Corporation or another third party designated by the Corporation.
(e)You shall not have any rights of a holder of Shares.
(f)This Agreement is subject to the terms of the Plan, including, without limitation, the provision for adjustments in Section 4(c) of the Plan. Terms used in this Agreement which are not defined herein shall have the respective meanings given to such terms in the Plan. A copy of the Plan is available to you upon request.
(g)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without giving effect to the conflicts of laws principles thereof.
(h)Headings in this Agreement are for convenience of reference only and shall not be deemed in any way to be material or relevant to the construction or interpretation of this Agreement or any provision hereof.
(i)THIS PERFORMANCE AWARD AGREEMENT IS ATTACHED TO AND MADE A PART OF A PERFORMANCE AWARD CERTIFICATE AND SHALL HAVE NO FORCE OR EFFECT UNLESS SUCH PERFORMANCE AWARD CERTIFICATE IS DULY EXECUTED AND DELIVERED BY THE CORPORATION AND YOU.
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OTTER TAIL CORPORATION
2023 STOCK INCENTIVE PLAN

PERFORMANCE AWARD CERTIFICATE (CASH-SETTLED)
This certifies the Performance Award, as specified below, has been granted under the Otter Tail Corporation 2023 Stock Incentive Plan (the “Plan”), the terms and conditions of which are incorporated by reference herein and made a part hereof. In addition, the award shown in this Certificate is nontransferable and is subject to the terms and conditions set forth in the attached 20[ ] Performance Award Agreement of which this Certificate is a part.
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You have been granted the following Award:

Grant Type:	Performance Award (Cash-Settled)
Target Number of Shares Subject to Award:	«Target»
Maximum Number of Shares Subject to Award:	«Max»
Grant Date:
Performance Period:	January 1, 20[ ] – December 31, 20[ ]
Performance Goals:	Set forth in Exhibit 1 to the 20[ ] Executive Performance Award Agreement

By the Corporation’s and your signature below, it is agreed that this Performance Award is governed by the terms and conditions of the Performance Award Agreement (Cash-Settled), a copy of which is attached and made a part of this document, and the Plan. Without limiting the foregoing, it is further agreed that this Performance Award, together with all other Awards and compensation previously received by the Participant or to be received in the future, are subject to the Mutual Arbitration Agreement entered into between the Corporation and the Participant as well as subject to recovery or other penalties pursuant to the following (to the extent applicable to such Awards or compensation):  (i) the Corporation’s Incentive Compensation Recovery Policy; (ii) the Corporation’s Supplemental Incentive Compensation Recovery Policy; (iii) any other recovery or recoupment policy of the Corporation, as may be adopted or amended from time to time, or (iv) any applicable law, rule or regulation or applicable stock exchange rule.

OTTER TAIL CORPORATION

By: ______________________________________
    Charles S. MacFarlane
    Its: President & CEO

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Exhibit 1
Performance Goals for Three Year Performance Period
(January 1, 20[ ] – December 31, 20[ ])

		Threshold	Target	Maximum
Performance Goal	Otter Tail TSR performance relative to peer group
Payment Levels	% of target shares

    Amounts payable for performance will be treated linearly from threshold to target and from target to maximum.
    Total Shareholders Return (TSR) (for both Otter Tail and peer group determination) = stock price appreciation (measured as of the average closing price for the 20 trading days immediately preceding January 1, 20[ ] and as of the average closing price for the 20 trading days immediately preceding January 1, 20[ ]), plus value of dividends.
    Peer group = Edison Electric Institute Index as of 12/31/20[ ].
    Award capped at Target if there is negative TSR.

		Threshold	Target	Maximum
Performance Goal	Adjusted 3-Year ROE
Payment Levels	% of target shares

    Amounts payable for performance will be treated linearly from threshold to target and from target to maximum.
    Adjusted 3-Year Return on Equity (ROE) is equal to the average of Adjusted Return on Equity for each of the three years in the Performance Period.
    Adjusted Return on Equity is equal to the Corporation’s Adjusted Earnings divided by the 13-month average of Total Outstanding Common Equity using the 13 months ending at the end of the fiscal year.
    Adjusted Earnings is equal to the earnings available for Shares as reported in the Corporation’s annual year-end financial report, as adjusted to reflect (1) unusual, extraordinary or nonrecurring events; (2) changes in applicable accounting rules or principles or in the Company’s methods of accounting; (3) results of discontinued operations; (4) asset write-downs; (5) litigation or claim judgments or settlements; (6) changes in tax law affecting reported results; (7) severance, contract termination and other costs related to exiting business activities; (8) acquisitions; (9) gains or losses from the disposition of businesses or assets; (10) gains or losses from the early extinguishment of debt; and (11) other publicly identified one-time items (collectively, the “Adjustment Items”).
    Total Outstanding Common Equity is equal to the month end common equity balance.
    The Committee may exercise discretion to not make adjustment for one or more Adjustment Items when determining Adjusted Earnings.

The number of Shares earned is determined by taking the sum of the percentages earned in each of the tables. Payment will be made in cash equal to the Fair Market Value of the Shares earned.